Exhibit 10.3

The Marcus Corporation

Non-Employee Director Compensation Plan

Effective January 12, 2010

1.	Annual cash retainer (effective October 2010):	$12,500

2.	Yearly annual meeting stock grant retainer (common shares)	509 Shares

3.

Annual FYE restricted stock grant (common shares):
Vesting to occur upon the earlier of (i) 100% upon normal retirement from the Board or (ii) 50% upon the third anniversary of the grant date while still serving on the Board and the remaining 50% upon the fifth anniversary of the grant date while still serving on the Board

1000 Shares

4.	Board meeting attendance cash fee (effective April 2010):	$3,000

5.	Non-qualified stock option grant (common shares): Fair market value exercise price (closing sale price) Fully vested and immediately exercisable at grant date	Initial: 1,000 Shares Annual FYE: 500 Shares

6.	Committee chairperson meeting attendance cash fee:	Audit: $1,500 Other: $1,000

7.	Committee member meeting attendance cash fee:	Audit: $1,000 Other: $750

8.	Reimbursement of out-of-pocket expenses:	Yes